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FINAL TRANSCRIPT

Conference Call Transcript

CMIN - Q3 2004 Commonwealth Industries Earnings Conference Call

Event Date/Time: Nov. 08. 2004 / 1:00PM ET

Event Duration: N/A

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FINAL TRANSCRIPT

CMIN - Q3 2004 Commonwealth Industries Earnings Conference Call

CORPORATE PARTICIPANTS

Philip Kranz (ph)

Commonwealth Industries - [Unidentified]

Steven Demetriou

Commonwealth Industries - Pres, CEO

Sean Stack

Commonwealth Industries - Treasurer

CONFERENCE CALL PARTICIPANTS

Craig Nod (ph)

Shorewater Limited - Analyst

Tim Hayes

BB&T Capital Markets - Analyst

John Hudson

Bricoleur Capital Management - Analyst

David Fondrie

Heartland Funds - Analyst

Marty Pollack

NWQ Investment Management - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Commonwealth Industries third quarter 2004 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference please press the star followed by the 0 on the touch-tone phone. And as a reminder this conference is being recorded today, Monday, November 8th, of 2004. I would now like to turn the conference over to Mr. Philip Kranz. Please go ahead, sir.

Philip Kranz - Commonwealth Industries - [Unidentified]

Thank you for joining us. This morning our Press Release was distributed outlining Commonwealth Industries’ results for the third quarter ended September 30th, 2004. If anyone has not received the release please contact us at (312)726-3600 and we will send you a copy. Before we begin I would like to remind everyone that Management’s comments in this conference call that are not based on historical facts are forward-looking statements. These statements are made in reliance on the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to uncertainties and risks. It should be noted that the Company’s future results may differ materially from those anticipated and discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences have been described in the news release issued today, the Company’s annual report on Form 10-K, and in other filings with the Securities and Exchange Commission. We refer you to those sources for more information.

Finally, I would like to remind everyone that Management’s remarks during this conference call are based on information and understandings that are believed accurate as of to date, November 8th, 2004. Recognizing the time sensitive nature of this information Commonwealth Industries as a matter of policy limits the archived replay of this conference call’s webcast to a period of 30 days. This call is the property of Commonwealth Industries. Any distribution, transmission, broadcast or rebroadcast of this call in any form without the written consent of the Company is prohibited. With those announcements I will turn the call over to Steven Demetriou, the Company’s President and Chief Executive Officer. Go ahead, sir.

Steven Demetriou - Commonwealth Industries - Pres, CEO

Thank you. Welcome everyone to the Commonwealth Industries’ third quarter conference call, which is also being simulcast on-line

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FINAL TRANSCRIPT

CMIN - Q3 2004 Commonwealth Industries Earnings Conference Call

on the web. Commonwealth Industries is listed on the NASDAQ under the symbol, CMIN. Mike Friday, our Chief Financial Officer, and Sean Stack, our Treasurer are joining me for this call. Mike has laryngitis, and therefore, Sean will be covering the financial summary later on. We are pleased to have this opportunity to provide you with an update of the significant progress that has been made on several fronts since our earnings call in early August when we announced second quarter 2004 results. It is especially noteworthy that the call today is likely to be the last quarterly earnings call to report the financial results of Commonwealth as a separate company. As you all know from recent public filings we are well-advanced in our objective of completing the previously announced merger with IMCO Recycling and we expect to complete the merger and begin operating as a new company named Aleris International, Inc. next month. As noted in the proxy statement and prospectus mailed this past Saturday, November 6th, each company will hold a special meeting of its stockholders on Wednesday, December 8th, to vote on merger proposals. For now let me focus on Commonwealth and the improved results we are already beginning to realize.

This morning Commonwealth reported third quarter net earnings of $2.1 million, or 13 cents per diluted share. Net earnings from continuing operations were 2.6 million or 15 cents per diluted share. Sean will go over the numbers in a few moments, but I’ll start with a few observations on the progress we are seeing. We are very pleased to report the — I’m sorry — first please note that as described in our earnings pre-announcement on October 27th, our third quarter EPS should have been approximately 10 cents higher than the 15 cents reported, excluding one time restructuring charges and the non-cash mark-to-market hedge gain. The improvement in our core aluminum business earnings indicates we are making early on progress in pursuing our earnings improvement objectives; principally on the commercial and productivity front. You will recall that the Company locked in margins at very low-levels for 2004 in a bid to regain volume lost in 2003 due to an unsuccessful commercial strategic initiative. Unfortunately, prices were locked in just before industrial activity took off and several price increases were announced in the rolled products industry that Commonwealth has not been able to take advantage of until recently. We have begun to see the impact of our efforts to get pricing to market levels and we expect continued success in the fourth quarter and in the first quarter 2005, as these previous agreements begin to expire.

Indications of this progress include aluminum shipments of 261 million pounds in the quarter, the highest quarterly level in over 4 years. Complementing the strong aluminum shipments our hedge-adjusted material-margins improved sequentially by 2.8 cents per pound to 33.6 cents per pound, up from 30.8 cents per pound in the 2004 second quarter. On a year-over-year basis third quarter material margins improved to 33.6 cents per pound from 33.2 cents per pound in last year’s third quarter. We remain highly optimistic that we will see continuing improvement in material margins as we close out the year and move into 2005. In addition, although not reflected to any great extent in the third quarter operations, the actions we have taken over the last several months to reduce SG&A costs will begin to benefit operations in the fourth quarter. On the working capital front we made good progress, as well as we intensified our focus on cash generation by reducing both inventory levels and receivables DSO. Our cash position improved by $15 million during the quarter with 10 million of that coming from operating activities; principally cash earnings and working capital reductions. In addition, we are very pleased to report the cash generated from operations plus the Alflex sale proceeds have enabled us to reduce net debt by $75 million in the quarter.

Before I turn the call over to Sean I would like to comment briefly on the special items affecting our third quarter results. It first relates to non-recurring charges of $5.2 million in connection with restructuring and merger related costs. These charges are essentially costs associated with eliminating distractions to sharpen our focus on our core aluminum business and to advance the merger to conclusion. I also want to touch briefly on the $3.7 million gain resulting from mark-to-market treatment of our hedges. As those of you following our business know by now this gain fundamentally represents an income timing difference resulting from the application of FAS 133 accounting standards. Over long periods of time our aluminum hedges will produce approximately neutral P&L results, but because of complex accounting rules significant quarter-to-quarter volatility exists. We will always highlight these adjustments to better understand how the underlying business is performing. I will now turn the call over to Sean for a financial summary.

Sean Stack - Commonwealth Industries - Treasurer

Thank you Steve. And I too add my welcome to everybody on this Commonwealth Industries’ third quarter 2004 conference call. As you know we reported net income of $2.1 million or 13 cents per share in the third quarter consisting of $2.6 million or 16 cents per share from continuing operations, and a net loss of $0.5 million or approximately 3 cents per share from the Alflex discontinued operations. As Steve just now mentioned included in net income from continuing operations are special charges of $5.2 million, partially offset by a $3.7 million hedge gain in the quarter. The special charges of $5.2 million relate to initiatives implemented to improve productivity and profitability by eliminating underperforming operations, as well as overhead streamlining activities. They include severance costs of $2.3 million related to reducing overhead costs at our Lewisport Plant, $1.2 million to complete the shutdown of the unprofitable tube manufacturing product line, $1 million in merger related and legal fees associated with the merger with IMCO, and a $700,000 write-down of non-core business venture investments.

The aluminum mark-to-market hedge gain of $3.7 million compares to a $1 million mark-to-market hedge gain in the prior-year quarter. As Steve mentioned the hedge effects on income over

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FINAL TRANSCRIPT

CMIN - Q3 2004 Commonwealth Industries Earnings Conference Call

time are approximately neutral, but can be volatile on a quarter-to-quarter basis. As an example of this volatility if primary aluminum prices were to remain unchanged between the end of the third quarter and the end of the first quarter of 2005, we would report hedge charges of approximately $7 million in the 2004 fourth quarter and an additional $2 million charge in the 2005 first quarter. Those effects would essentially reflect nothing more than a recoupment from an accounting standpoint of the mark-to-market gains previously recorded. Now a few words on our EBITDA improvement. Inclusive of the one-time charges and the hedge gains, reported EBITDA from continuing operations was $12.1 million in the quarter, compared to $11.3 million in the prior-year period. Exclusive of restructuring, hedge effects and favorable OPEB adjustments, adjusted EBITDA was $11.7 million in the 2004 third quarter, compared to $8.8 million in the prior-year period. I mention adjusted EBITDA because it is relevant measure used by our bondholders and lenders in assessing the Company’s performance.

I will now turn to the improvements in gross profit from continuing operations. The reported numbers indicate an improvement of $21.5 million from 13.3 million in the last year’s third quarter. Taking out the hedge gains in both periods narrows the year-over-year improvement to $17.8 million in the 2004 third quarter versus $12.3 million last year, still nearly a 45% improvement. Continuing increased demand in the building and construction and distribution transportation sectors contributed to a 30% increase in shipment volume from the prior-year quarter. As Steve mentioned earlier our shipment volume was the highest in over 4 years. Material margins showed year-to-year improvement for the first time this year from 33.2 cents per pound to 33.6 cents per pound, and is indicative of the progress in aligning our prices to current market conditions. This is especially encouraging that material margins improved by 2.8 cents per pound over the 2004 second quarter on a sequential basis.

Manufacturing unit costs declined slightly to 24.1 cents per pound from 24.7 cents per pounds in the prior-year period. Freight unit costs increased about 0.5 cent per pound reflecting rising fuel rates. SG&A expenses of $9.8 million were $2.7 million higher than the prior-year’s quarter, 7.1 of which — of the prior-year $7.1 million of which $1.6 million was due to information technology related professional fees and associated depreciation charges with the new system. The remaining balance was comprised of the net effects of salary and benefits and other cost increases. We expect to see significant reductions here in the fourth quarter as a result of cost reduction initiatives taken during the second and third quarters of 2004.

Discontinued operations as reported previously include the sale of Alflex for $64 million, which was completed on July 30th of 2004. The $400,000 loss reported in discontinued operations reflects adjustments to working capital, Workers’ Compensation accruals, and income taxes related to the sale. The Alflex proceeds improved our liquidity considerably. The $64 million of cash proceeds were used to purchase $50 million in our accounts receivables that were being financed with the effect of reducing our future interest costs. During the quarter we also retired $8.6 million of outstanding bank-line facilities. In addition, operations added approximately $8 million of cash flow during the third quarter as our initial focus on cash has begun to bear fruit. Cash from net income plus depreciation and amortization contributed about $8 million, significantly inventory reductions, net of accounts payable and decreases contributed $21 million of cash. This cash was used to fund accounts receivable increases of approximately $5 million due to a combination of higher shipment volumes and underlying metal price increases experienced in the quarter.

The increase in accounts receivable would have been greater had it not been for a significant improvement in DSO. DSOs improved 5 days from the average of 46 days in the second quarter to 41 days in the third quarter. Other cash uses in the quarter included the early funding of pension obligations of approximately $7 million, which will reduce our 2005 funding requirement. Before I turn the call back to Steve for concluding comments, I would like to once again assure our listeners that the new Management Team will continue to position the core aluminum rolling business for continuing and sustained improvement, while at the same time preparing to capitalize on the many benefits inherent in the planned business combination with IMCO Recycling. Steve?

Steven Demetriou - Commonwealth Industries - Pres, CEO

Thanks, Sean. Let me add a few quick points on the outlook for our business. I mentioned during our last quarterly call that demand for both our direct-chill and continuous cast products has climbed to the strongest pace in the last 5 years. This continues to be the case and we remain very optimistic about the outlook for 2005 from both a volume and material margin perspective. Continuing focus on margin management improvement driven by more favorable contractual agreements, combined with cost reduction initiatives should enable Commonwealth to benefit further in the fourth quarter of this year and into 2005. In our pursuit of continuous productivity improvement we have initiated a Six Sigma program initially targeting our manufacturing operations. From my experience at Noveon where we also launched Six Sigma we expect to generate productivity savings as the process takes hold throughout the organization.

Now that the merger with IMCO Recycling is about a month from being concluded, we remain highly enthusiastic about the opportunities ahead. As previously announced because Commonwealth and IMCO have highly complementary businesses the vertical integration will allow us to own our product from scrap to finish sheet, to install best operating practices at all of our facilities, and to benefit from improved economies of scale that our much larger size will create. We continue to be confident that we will achieve annual costs and operating synergies of $25 million, as a result of our rigorous planning sessions to focus in on synergy

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FINAL TRANSCRIPT

CMIN - Q3 2004 Commonwealth Industries Earnings Conference Call

timing and execution plans. Most of the benefits will come from administrative cost savings, enhanced operational productivity, and purchase material cost reductions.

Also in coordination with IMCO we have completed a significant step in the refinancing required to complete the merger with the sale of $125 million of 9% senior unsecured notes due in 2014. The notes funded into Escrow subject to completion of the merger. Also Commonwealth and IMCO have jointly entered into commitment letters with a group of underwriters for a $325 million amended and restated IMCO revolving credit facility. The combination of the new notes and the underwriting — underwritten credit facilities are sufficient to close the merger with IMCO. As I mentioned earlier the special shareholder meetings to vote on the merger will be held on December 8th. We look forward to continuing our quarterly calls with many of you as Aleris International. Sean and I will be delighted to answer any questions or clarify any points that have been made.

QUESTION AND ANSWER

Operator

Thank you, sir. [OPERATOR INSTRUCTIONS]. Craig Nod, Shorewater Limited.

Craig Nod - Shorewater Limited - Analyst

Good morning, gentlemen, and congratulations on a decent performance for the quarter. I wonder if you could just tell me with regard to the second to last statement that you made regarding the financing, does that mean that the effect of the financing is no longer a condition to the merger? I mean has that now effectively been waived or in actuality or or where do we stand with that?

Sean Stack - Commonwealth Industries - Treasurer

The combination of the notes being done and the underwritten commitment from the banks puts us very close to that condition being done. But until the underwritten deal is actually syndicated, which we are in the process of doing, I would say that that contingency still remains. But it’s a very — I think we are very confident that that will be resolved in the short-time period.

Craig Nod - Shorewater Limited - Analyst

Then one last small admin question. With regard to the S-4/A which was recently refiled with the Feds, that doesn’t look as those it’s been declared effective yet, is that the case or what?

Sean Stack - Commonwealth Industries - Treasurer

On Friday morning the SEC declared the registration statement effective and it was printed and mail over the weekend.

Craig Nod - Shorewater Limited - Analyst

Thank you very much gentleman. Good luck with the merger. And I look forward to more of these calls in the future.

Operator

Tim Hayes, BB&T Capital Markets.

Tim Hayes - BB&T Capital Markets - Analyst

I had a question on the unit manufacturing costs. There were some unexpected mill outages that occurred in the quarter. To what

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FINAL TRANSCRIPT

CMIN - Q3 2004 Commonwealth Industries Earnings Conference Call

extent did that hurt costs, if you could quantify the dollar amount on that? And then of that cost how much was planned maintenance that would have been taken in Q4 anyway?

Sean Stack - Commonwealth Industries - Treasurer

Of the total mill outage at Lewisport in the quarter was about $2 million of increased costs that we experienced. And while we will have some smaller outages I think in the fourth quarter it did alleviate some of that, but we have not quantified that at this point in time.

Tim Hayes - BB&T Capital Markets - Analyst

If I could on your capacity or the shipments of 261 million for the quarter, how close to capacity are you at 261?

Sean Stack - Commonwealth Industries - Treasurer

We probably have a few more pounds we could put through the system, but we are getting very close to capacity.

Operator

Ladies and gentlemen, [OPERATOR INSTRUCTIONS]. John Hudson, Bricoleur Capital.

John Hudson - Bricoleur Capital Management - Analyst

You said you were highly optimistic that material margins would continue to expand. Where are we in the game of resetting the prices under these contracts? Is there still a lot more to go? Is that why you say you are highly optimistic?

Steven Demetriou - Commonwealth Industries - Pres, CEO

As you know this is contract season and we have either finalized or are in the process of finalizing our contracts for 2005. So that’s one of the reasons why I use the word “confident” and “optimistic.”

John Hudson - Bricoleur Capital Management - Analyst

That takes care of half of the material margin, the buy side part of that — does the merger give you more confidence on the scrap side?

Steven Demetriou - Commonwealth Industries - Pres, CEO

Scrap spreads have been moving favorably recently and due in part to the Florida hurricanes, as well as the way the dollar has moved and what’s happening with China purchases, et cetera. And we see that in the foreseeable future just continuing at the type of levels where we are now. And then as you just mentioned we go into the merger — some of our synergies that we’ve mentioned as part of that $25 million are specific plans that we have to further cement in and strengthen those scrap spreads.

Operator

David Fondrie, Heartland Funds.

David Fondrie - Heartland Funds - Analyst

Could you help us understand a little bit? You are talking about $25 million of synergies for the combined companies. Now, clearly yourselves and IMCO have both taken steps — you have a restructuring charge on this quarter. So when we start looking at numbers; for example, in SG&A you indicated that your SG&A should come down some additional amount in Q4. As we try to combine these 2 companies, is that $25 million of synergies off of the base that will be in effect at the end of the fourth quarter, for example, or is it off of the base that you reported for Q3? Just some color on that? I understand there’s not an exact answer for it.

Steven Demetriou - Commonwealth Industries - Pres, CEO

Right. And that is, it’s a good question because that’s something internally I’m constantly working with the organizations as to make sure that we’ve looked at it all different ways and that we are going to be able to see this $25 million hit the bottom line. As we mentioned earlier we have yet to really see much of the benefits of our Commonwealth actions that we took several months ago. So my answer is whether it’s versus at the end of the first half or at the end of the third quarter, it’s about the same answer that we expect to see a $25 million benefit on an annualized basis versus those periods.

David Fondrie - Heartland Funds - Analyst

And I guess then it’s fair to say that some of this — you’ve already taken some of the actions even premerger if you will, that is going to result in this benefit postmerger?

Steven Demetriou - Commonwealth Industries - Pres, CEO

Right. But you know I —.

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FINAL TRANSCRIPT

CMIN - Q3 2004 Commonwealth Industries Earnings Conference Call

David Fondrie - Heartland Funds - Analyst

In charges that you are going through today, for example, that will really reflect in future periods?

Steven Demetriou - Commonwealth Industries - Pres, CEO

Exactly. And as I mentioned most of those actions that we took we did not see the benefits in the third quarter because the timing of the way people are leaving, and so we still had some redundant costs — and a lot of redundant costs in the third quarter.

Operator

Marty Pollack with NWQ Investment Management.

Marty Pollack - NWQ Investment Management - Analyst

Just a question, adjusting for the sale of Alflex, if you look at SG&A on an adjusted basis what was the change year-to-year? If you effectively — it looks like your total sales and everything is combined with the discontinued op, at least on the reporting side.

Sean Stack - Commonwealth Industries - Treasurer

All of that, the SG&A numbers related to the Alflex business were reported in discontinued operations. The reason I think why we have some of the sales activity done that way is because we still produce pounds inside the system for Alflex/now Southwire. And so it would make our margins and whatnot look a little skewed, if we didn’t include the impact of Alflex in the sales side.

Marty Pollack - NWQ Investment Management - Analyst

But if you were to let’s say adjust for that on an apples-to-apples for the non-Alflex business, did you see any evidence in SG&A sort of flattening out either going down a little bit year-to-year? Again in terms of — I just want to understand that Alflex.

Sean Stack - Commonwealth Industries - Treasurer

On a sequential basis I think that is correct that we did start to see some improvements as it relates to Alflex. In addition, to some of the overhead reduction steps we’ve taken in the second and third quarter’s as relates to some corporate overhead that was sort of allocated to Alflex.

Marty Pollack - NWQ Investment Management - Analyst

On Sarbanes-Oxley just wondering if you — what are your requirements on that or where — is that essentially an IMCO from here on and basically comes down to IMCO’s reporting on that?

Steven Demetriou - Commonwealth Industries - Pres, CEO

With IMCO as the surviving entity has a requirement to meet the Sarbanes-Oxley initiative for the previous IMCO businesses. But Commonwealth being the acquired Company has a one-year opportunity to delay that until year-end 2005. Everyone is now focused on the IMCO side to implement 404 and the Commonwealth side will be worked during 2005.

Operator

Follow-up from Tim Hayes.

Tim Hayes - BB&T Capital Markets - Analyst

On the orders, the aluminum orders that we’ve seen from the Aluminum Association shows that sheet in play has actually been in a decline over the past 3 to 4 months. Clearly it doesn’t seem from your shipment numbers that you are seeing that. Did you see any decline in orders as the quarter progressed? And then I was just wondering about your thoughts about that industry data if it’s really giving us a true reflection of what’s happening in the industry?

Steven Demetriou - Commonwealth Industries - Pres, CEO

I think that data that you may be looking at, I don’t have that in front of me. But I’m assuming that that is all-encompassing and when you narrow it down to our industries; to building, and construction, and transportation, and the nonheat treat sheet, excluding can sheet, et cetera, it’s clearly all the data we see is that industry demand has increased throughout the year, and including the last several months. And our orders remain very strong and we have a strong order book going into 2005.

Tim Hayes - BB&T Capital Markets - Analyst

What are your lead times at this point?

Steven Demetriou - Commonwealth Industries - Pres, CEO

Well, as far as our orders are going that we are now taking — we are now looking at several months. We are into 2005. I don’t have the exact number right now.

Operator

Follow-up from David Fondrie.

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FINAL TRANSCRIPT

CMIN - Q3 2004 Commonwealth Industries Earnings Conference Call

David Fondrie - Heartland Funds - Analyst

On the order side can you characterize somehow your negotiations? Are people balking at the increase that you are trying to obtain? And is it — are most of your competitors — I guess presumably they are out there, too, and you are below market — so are they also looking at trying to increase pricing?

Steven Demetriou - Commonwealth Industries - Pres, CEO

Customers are always balking at price increases. But seriously here, again, when you look at where we stand our initial thrust is basically to get back up to market. And there have been a series of price increases — I can’t comment on what competitors are doing other than what they’ve publicly announced because that’s all I know. And what they’ve announced over the last 12 months is a series of price increases which has caused the market to be significantly higher than the levels that we were selling out under previous contracts. And so although customers don’t like to see price increases our customers recognize that we are below market and as a result the negotiations are going fairly smoothly.

David Fondrie - Heartland Funds - Analyst

Can you give us any sense in a percentage terms of what have kind of increases you are getting, is it between 5 and 10% or can you give the same kinds of arrangements?

Steven Demetriou - Commonwealth Industries - Pres, CEO

I can’t comment on that. But again I’ll just re-emphasize that this is all obviously driven by the fact that the industry has gone through some consolidation and restructuring and some other issues which has resulted in a tightness in supply demand balance for our particular markets and products. And as a result has caused those announced price increases.

Operator

Thank you, gentlemen. There are no further questions at this time. Please continue.

Steven Demetriou - Commonwealth Industries - Pres, CEO

Well, thank you very much for the interest and calling in and we look forward to talking to you again in 3 months. Take care.

Operator

Ladies and gentlemen, this concludes the Commonwealth Industries’ third quarter 2004 earnings conference call. If would you like to listen to a replay of today’s conference call please dial 303-590-3000 or 1(800)405-2236, followed by the pass code 11013843. Once again if you would like to listen to a replay of today’s conference call please dial (303)590-3000 or 1(800)405-2236, followed by the pass code 11013843. You may now disconnect and thank you for using AT&T teleconference.

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Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the consummation of the closing of the definitive merger agreement and IMCO’s and Commonwealth’s and their respective subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, anticipated synergies, competitive position, technical capabilities, access to capital and growth opportunities are forward-looking statements. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which IMCO and Commonwealth are unable to predict or control, that may cause the combined companies’ actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the ability to complete the merger while obtaining the approval of the regulatory agencies and shareholders, the ability to successfully integrate and achieve cost savings and revenue enhancements in connection with the transaction, the success of the implementation of the information system across both companies, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, any increase in the cost of capital, the success of IMCO and Commonwealth in implementing their respective business strategies, and other risks as detailed in the companies’ various filings with the SEC.